EXHIBIT 99.1

        NASDAQ: BOKF


                                    Steven Nell
                                    Chief Financial Officer
                                    BOK Financial Corp.
                                   (918) 588-6319

For Further Information Contact:

                                    Greg Anderson
                                    Chief Executive Officer
                                    Valley Commerce Bancorp
                                   (602) 508-7881

                                    Danny Boyd
                                    Corporate Communications Manager
                                    BOK Financial Corp.
                                   (918) 588-6348


      BOK Financial Plans to Acquire Phoenix-based Valley Commerce Bancorp Transaction Benefits Clients, Shareholders of Dedicated Community Bank

     TULSA, Okla. (Tuesday, Dec. 21, 2004)-BOK Financial Corp. has entered into an agreement to acquire Phoenix-based Valley Commerce Bancorp Ltd. and its Valley Commerce Bank subsidiary, giving the regional financial services company its first full-service banking presence in the nation's sixth largest city.

     BOK Financial's planned acquisition is part of a strategy of expanding into growing metropolitan markets. The company, with full-service banks in the Southwest, Midwest and Mountain states, opened a commercial real estate loan production office in Phoenix during the summer and is pleased with its initial results.

     Valley Commerce has assets of $152 million, net loans of $89 million and deposits of $112 million. The bank has two full-service locations, at 5050 N. 44th St. in Phoenix and 6929 E. Greenway Parkway, Suite 100, in the Kierland section of Scottsdale.

     BOK Financial has assets of $14.4 billion, loans of $7.7 billion and deposits of $9.5 billion. The company has more than 130 full-service banking locations, as well as mortgage offices in seven states, the nation's 11th largest electronic funds transfer network and a full-service broker-dealer with offices in 10 states.

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                      Page 2-BOK Financial-Valley Commerce

     "BOK Financial's commitment to offering nationally competitive products and services with a personal relationship focus like ours is a tremendous combination for our clients and shareholders," said Valley Commerce organizer and Chairman Jay A. Fishman."This provides the bank with broader capabilities to further help local businesses create jobs and aid individual clients in meeting their goals for asset growth."

     BOK Financial President and CEO Stan Lybarger said the planned addition of Valley Commerce is in keeping with a strategy of acquiring established, well-managed institutions in dynamic markets. The Phoenix-Mesa-Scottsdale MSA has growing incomes and five-year population growth approaching 13 percent. During the 1990s, the population grew by more than 45 percent.

     "Valley Commerce's dedication to first-class service will form a solid foundation for profitable growth by combining its community bank expertise with BOK Financial's additional strengths in middle market lending, trust and private financial services," Lybarger said."Together, we offer businesses and individuals quality personal service and products competitive with any institution in the market."

     Under the terms of the agreement, BOK Financial will pay $32 million in cash for all outstanding shares of Valley Commerce Bancorp, subject to possible adjustments in accordance with the terms of the agreement. The transaction, which is subject to regulatory approval and approval by Valley Commerce's shareholders, is expected to close in the first quarter of 2005.

     "Our clients will benefit greatly from this new partnership because we will be able to offer not only larger loans, but also an even broader array of products and services to support their ever-expanding needs," said Valley Commerce CEO Greg Anderson.

     Valley Commerce Bank was founded in April 1995 and became a wholly owned subsidiary of Valley Commerce Bancorp in October 2003.

     BOK Financial was founded in 1990 by Tulsa, Oklahoma, businessman George Kaiser. The company acquired Bank of Oklahoma, N.A., in 1991 as its first holding and has since grown to more than seven times its initial size. Holdings now include Bank of Albuquerque, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A.,

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                      Page 3-BOK Financial-Valley Commerce

     Colorado State Bank and Trust, N.A., broker/dealer BOSC, Inc. and the TransFund electronic funds transfer network.

     Frederic Dorwart, Lawyers, served as legal counsel to BOK Financial. Sandler O'Neill & Partners, L.P., served as financial advisor to Valley Commerce Bancorp. Bodman LLP served as legal counsel to Valley Commerce.

     Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit our website at www.bokf.com. Shares of Valley Commerce Bancorp are quoted on the OTC Bulletin Board under the symbol VLYB.